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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Members
Stanley-Martin Communities, LLC:

We consent to the use of our report dated May 2, 2005, except as to Note 1, which is as of June 30, 2005, with respect to the combined balance sheets of Stanley-Martin Communities as of December 31, 2004 and 2003, and the related combined statements of operations, members' capital and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2004, included herein and to the reference to our firm under the headings "Selected Historical Consolidated and Combined Financial and Other Data" and "Experts" in the registration statement.

/s/ KPMG LLP

McLean, Virginia
December 19, 2005